Exhibit 99.1

CES Synergies, Inc. Reports Results for Fourth Quarter and Year End 2013

4Q Revenues Grow 91% With Improved Margins and Fourth Quarter Profit

CRYSTAL SPRINGS, FL--(Marketwired - March 31, 2014) - CES Synergies, Inc. (CESX) announced results for the quarter and year ended December 31, 2013.

Revenues for the three months ended December 31, 2013 were $4.4 million, an increase of 91% as compared to revenues of $2.3 million in the comparable 2012 period. Sequentially, revenues increased 29% compared to the third quarter of 2013. During the fourth quarter of 2013, remediation contributed $2.1 million to consolidated revenue and demolition contributed $2 million. Gross margin increased significantly in the fourth quarter to 27% as compared to 6% in the fourth quarter of 2012. The Company reported operating income of $151,000 as compared to an operating loss of $943,000 in the fourth quarter of last year. CES recorded net income for the fourth quarter of 2013 of $126,000 or $0.003 per basic and diluted share.

For the year ended December 31, 2013, revenues decreased 4% to $15.5 million as compared to revenues of $16.3 million in 2012. Revenues from the Company's remediation business grew 32% to $8.0 million from $6.0 million in 2012, primarily due to an improved bidding environment, renewed government funding and increased activity around municipal and government renovation projects. Revenues from the demolition business declined 28% in 2013, to $6.8 million, related to the completion of projects with the Louisiana Land Trust. The Company achieved improved gross margin of 24% as compared to gross margin of 22% in 2012. CES reported operating income of $25,800 for the year ended December 31, 2013 as compared to operating income of $30,900 in the previous year.

Clyde A. Biston, Chairman and Chief Executive Officer of CES Synergies commented, "Our fourth quarter results demonstrated increased revenues with an improved gross margin and profitability. We believe these results are an indication of the strengthening in our markets in the southeast, where we've seen increased remediation activity related to an upswing in government and municipal renovation projects. Subsequent to the close of the fourth quarter, we announced several new awards including: a contract with the New Orleans Housing Authority for the remediation and demolition of multifamily housing; a demolition project with Canam Steel in the Florida Panhandle; work with the Florida Department of Transportation on Phase III of the State Road 7 project; and a contract for abatement and demolition work at Eglin Air Force Base. Additionally, we've recently broadened our management team with the addition of three senior project managers who will expand our business development efforts. While quarters will fluctuate, we are encouraged by the long term organic growth opportunity that is being created as our markets grow stronger and bid activity increases.

"2013 marks our listing as a public company and we look forward to our continued participation in the public markets as we focus on growing our Company and building shareholder value."

About CESX: CES Synergies, Inc., through its subsidiary, Cross Environmental Services, Inc., is a specialty environmental services company providing quality environmental contracting solutions, demolition and remediation services to commercial and industrial customers, as well as federal, state and municipal entities. More information may be found at the Company's website: www.crossenv.com.

This release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, and are made in reliance upon the protections provided by such Acts for forward-looking statements. We have identified forward-looking statements by using words such as "expect," "believe," and "should." Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties that are beyond our control, and these statements may turn out not to be true. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form SEC filings.

CES Synergies and Subsidiaries
Consolidated Statements of Operations

	Three month period ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues	$4,386,315	$2,296,771	$15,537,875	$16,269,345
Cost of sales	3,194,251	2,166,360	11,852,022	12,649,700
Gross profit (loss)	1,192,064	130,411	3,685,853	3,619,645

General and administrative	1,041,477	1,073,334	3,660,012	3,588,776
Operating Income	150,587	(942,923)	25,841	30,869

Other income (expense) net	(24,487)	196,794	(186,587)	358,214

Net income (loss)	$126,100	(746,129)	$(160,746)	$389,083
Net income (loss) per basic and diluted share	$0.003	$(4663.30)	$(0.003)	$2431.77
Weighted average number of shares outstanding - Basic and Diluted	46,525,000	160	46,525,000	160

CES Synergies, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
ASSETS
Current assets
Cash	$250,359	$132,442
Advances to employees	20,223	27,381
Contracts receivable (net of allow. for bad debt)	3,965,709	2,893,458
Inventory	153,990	135,142
Cost and estimated earnings in excess of billings on uncompleted contracts	809,548	663,191
Total current assets	5,199,829	3,851,614
Property and equipment, net	2,160,818	2,145,388
Goodwill	1,446,855	1,446,855
Other assets	29,505	25,084
TOTAL ASSETS	$8,837,007	$7,468,941

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,260,709	$601,555
Accrued payroll	123,356	78,169
Billings in excess of costs and estimated earnings on uncompleted contracts	518,612	38,737
Current portion long-term debt	472,372	418,912
Total current liabilities	2,375,049	1,137,373
Long-term debt, net of current portion	4,731,468	3,517,668
Total long-term liabilities	4,731,468	3,517,668
Stockholders' equity
Common stock, authorized $0.001 par value, 75,000,000 shares, at December 31, 2013; $1 par value, 160 shares, at December 31, 2012 and 2011
Issued: 46,525,000 shares, at December 31, 2013; 160 shares, at December 31, 2012 and 2011	46,525	160
Treasury stock, 80 shares, at cost	(129,356)	(129,356)
Additional paid in capital	1,084,058	1,130,424
Retained earnings	722,263	1,812,672
Total stockholders' equity	1,730,490	2,813,900
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,837,007	$7,468,941